Exhibit 99.1
NEWS RELEASE — FOR IMMEDIATE RELEASE
CONTACT: Marty McKenna       (312) 928-1901
JULY 18, 2011
Equity Residential Announces Redemption and Optional Repurchase of 3.85% Exchangeable Senior Notes due 2026
Chicago, IL — July 18, 2011 — Equity Residential (NYSE: EQR) today announced that its operating partnership, ERP Operating Limited Partnership (the “Operating Partnership”), is calling its 3.85% Exchangeable Senior Notes due 2026 (the “Notes”) for redemption on August 18, 2011.
Redemption of Notes
The Operating Partnership is calling for redemption, on August 18, 2011, all of its outstanding Notes. The Notes will be redeemed in cash at a price of 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest up to, but excluding, the redemption date. As of the close of business on July 15, 2011, there were $482,545,000 of Notes outstanding.
From the redemption date forward, the Notes will no longer be deemed outstanding, interest will no longer accrue and holders will have no rights other than the right to receive the redemption price, without interest, upon surrender of the Notes. Payment of the redemption price will be made only upon presentation and surrender of the Notes to The Bank of New York Mellon Trust Company, National Association, the trustee and paying agent, during its business hours at the address specified in the Notice of Redemption.
As a result of the redemption, the Notes are exchangeable in accordance with their terms at any time from the date of the redemption notice until the close of business on August 16, 2011, for an “Exchange Value” equal to the current exchange rate of 16.3934 (subject to adjustment) Company common shares (“Common Shares”) multiplied by the average price of the Common Shares over a specified period following the date a Note is tendered for exchange. The Exchange Value will be paid to each exchanging Note holder (i) in cash, up to the principal amount of the Notes being exchanged, and (ii) to the extent that the Exchange Value exceeds such principal amount, such excess amount will be paid, at the Company’s and the Operating Partnership’s option, in cash, Common Shares, or a combination of cash and Common Shares. The Bank of New York Mellon Trust Company, National Association is the exchange agent, located at the address specified in the Notice of Redemption.
The Notice of Redemption and Optional Repurchase will be mailed to holders of the Notes no later than Tuesday, July 19, 2011.
Optional Repurchase of Notes
A holder of Notes also has the right to require the Operating Partnership to repurchase such holder’s Notes, in whole or in any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, on August 18, 2011, for an amount in cash equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest up to, but excluding, the optional repurchase date. In order to receive the optional repurchase price, holders of Notes must deliver an optional repurchase notice, together with the Notes such holder wishes the Operating Partnership to repurchase, to The Bank of New York Mellon Trust Company, National Association, the paying agent, at the address specified in the Notice of Redemption and Optional Repurchase. The optional repurchase notice must be received by the paying agent beginning at any time from July 19, 2011 until the close of business on August 15, 2011. The optional repurchase price is the same amount as the redemption price.
The optional repurchase price for any Note as to which an optional repurchase notice has been duly given will be paid within two business days after the later of the optional repurchase date or the time at which such Notes are surrendered to the paying agent for repurchase. Unless the Operating Partnership defaults in making payment of the optional repurchase price, from and after the optional repurchase date the Notes will no longer be deemed outstanding, interest thereon shall cease to accrue and all the rights of the holders of the Notes shall cease, except the right to receive the optional repurchase price.
Notes in respect of which an optional repurchase notice has been provided by a holder shall not be exchangeable even if otherwise exchangeable unless such holder validly withdraws such optional repurchase notice in accordance with the terms of the Notes.
The Notice of Redemption and Optional Repurchase will be mailed to holders of the Notes no later than Tuesday, July 19, 2011.
Forward-Looking Statements
The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, without limitation, the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 421 properties located in 16 states and the District of Columbia, consisting of 120,760 apartment units. For more information on Equity Residential, please visit our website at www.equityapartments.com.